Exhibit 99.1

PRESS RELEASE

                                                                                                              Contact:
                                                                                                            Trisha Tuntland
                                                                                                           Director of Investor Relations
                                                                                                           Cabot Microelectronics Corporation  (630) 499-2600

CABOT MICROELECTRONICS CORPORATION ANNOUNCES INITIATION OF QUARTERLY CASH DIVIDEND AND INCREASE IN AUTHORIZED SHARE REPURCHASE PROGRAM

AURORA, IL, January 7, 2016 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today announced that its Board of Directors has authorized the initiation of a dividend program under which the company intends to pay regular quarterly cash dividends on its common stock.  The company's Board declared an initial quarterly cash dividend of $0.18 per share payable on or about April 15, 2016 to shareholders of record at the close of business on March 17, 2016.  The $0.18 dividend would represent an annualized rate of $0.72 per share, or approximately $18 million in aggregate, equivalent to approximately 30 percent and 20 percent of the company's fiscal year 2015 net income and free cash flow1, respectively.  The Board also authorized an increase in the company's existing share repurchase program to $150 million, from the approximately $75 million that was available as of December 31, 2015.

David Li, President and CEO of Cabot Microelectronics, stated, "Over more than fifteen years as a public company, we have achieved a track record of strong profitability and cash flow generation.  During this period we have invested in increasing our capabilities and expanding our international footprint.  This has enabled us to serve our customers on a global basis, and has positioned our company as a leader in our industry.  We believe that our initiation of a quarterly dividend, coupled with our expanded share repurchase program, demonstrates our confidence in our future cash generation capabilities, enabling us to distribute capital to our shareholders on a regular basis, and representing a continuation of our historical commitment to capital deployment."

Over the last twelve years, the company has distributed approximately $695 million to its shareholders, approximately $345 million through share repurchase programs, and nearly $350 million in 2012 through a leveraged recapitalization with a special cash dividend.

Future declarations and payments of dividends, and share repurchases are subject to the discretion and determination of the company's Board of Directors and management.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,100 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic factors and international events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

1 Free cash flow is cash provided by operating activities less capital expenditures.